Exhibit 99.1

NextCure Provides Business Update and

Reports Full Year 2024 Financial Results

–	Completed cohort 1 of the Phase 1 trial of LNCB74 (B7-H4 ADC) in multiple cancers in February 2025 and plan to initiate backfill cohorts in the second half of 2025
–	Cash of approximately $68.6 million expected to fund operations into the second half of 2026

BELTSVILLE, Md. – March 6, 2025 – NextCure, Inc. (Nasdaq: NXTC), a clinical-stage biopharmaceutical company committed to discovering and developing novel, first-in-class, and best-in-class therapies to treat cancer, today provided a business update and reported full year 2024 financial results.

“In 2024 we reprioritized our resources to advance our antibody-drug conjugate (“ADC”) program and recently completed cohort 1 of the Phase 1 study evaluating LNCB74 as a potential therapeutic for treating multiple cancers. We look forward to additional progress in 2025, including initiating backfill cohorts in the second half of the year,” said Michael Richman, NextCure’s president and CEO.

Business Highlights and Near-Term Milestones

LNCB74 (B7-H4 ADC)

●	Presented preclinical data from LNCB74 (B7-H4 ADC) at the Society of Immunotherapy of Cancer (SITC) annual meeting in November 2024 to highlight its potential as a therapeutic for treating multiple solid tumor indications.
●	The U.S. Food and Drug Administration accepted an Investigational New Drug (IND) application in December 2024.
●	Dosed our first patient in January 2025 in the Phase 1 trial, clearing cohort 1 in February 2025 and currently dosing cohort 2.
●	We plan to initiate backfill cohorts in the second half of 2025.

Preclinical Non-Oncology Programs Seeking Partnering

●	Preclinical data for NC181 (ApoE4), a humanized antibody for the treatment of Alzheimer’s disease, has demonstrated amyloid clearance, prevention of amyloid deposition, plaque clearance and reduced neuroinflammation.

●	Preclinical data for NC605 (Siglec-15), a humanized antibody for the treatment of osteogenesis Imperfecta (OI), has demonstrated that NC605 treatment reduced bone loss and enhanced bone quality in mice with OI.
●	Both programs could lead to IND filings within 12 to 18 months if financial support from partners or third parties is secured.

Financial Results for Full Year Ended December 31, 2024

●	Cash, cash equivalents, and marketable securities as of December 31, 2024 were $68.6 million as compared to $108.3 million as of December 31, 2023. The decrease of $39.7 million was primarily due to cash used to fund operations. We expect current financial resources to fund operating expenses and capital expenditures into the second half of 2026.
●	Research and development expenses were $41.5 million for the full year ended December 31, 2024, as compared to $47.9 million for the full year ended December 31, 2023. Higher net costs on the LNCB74 program were more than offset by lower costs on other programs and preclinical development and lower personnel-related costs.
●	General and administrative expenses were $15.7 million for the full year ended December 31, 2024, as compared to $19.7 million for the full year ended December 31, 2023. The decrease of $4.0 million was primarily related to lower payroll, lower stock compensation expense and lower insurance costs.
●	Net loss was $55.7 million for the full year ended December 31, 2024, as compared to a net loss of $62.7 million for the full year ended December 31, 2023.

About NextCure, Inc.

NextCure is a clinical-stage biopharmaceutical company that is focused on advancing innovative medicines that treat cancer patients that do not respond to, or have disease progression on, current therapies, through the use of differentiated mechanisms of actions including antibody-drug conjugates. We focus on advancing therapies that leverage our core strengths in understanding biological pathways and biomarkers, the interactions of cells, including in the tumor microenvironment, and the role each interaction plays in a biologic response. www.nextcure.com

Forward-Looking Statements

Some of the statements contained in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to funding for our operations, objectives and expectations for our business, operations and financial performance and condition, including the progress and results of clinical trials, development plans and upcoming milestones regarding our therapies. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “continue,” “could,” “should,” “due,” “estimate,” “expect,” “intend,” “hope,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “target,” “towards,” “forward,” “later,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or similar language.

Forward-looking statements involve substantial risks and uncertainties that could cause actual results to differ materially from those projected in any forward-looking statement. Such risks and uncertainties include, among others: positive results in preclinical studies may not be predictive of the results of clinical trials; NextCure’s limited operating history and not having any products approved for commercial sale; NextCure’s history of significant losses; NextCure’s need and ability to obtain additional financing on acceptable terms or at all; risks related to clinical development, marketing approval and commercialization; NextCure’s ability to maintain listing of its common stock on the Nasdaq Global Select Market; and NextCure’s dependence on key personnel. More detailed information on these and additional factors that could affect NextCure’s actual results are described under the heading “Risk Factors” in NextCure’s most recent Annual Report on Form 10-K and in NextCure’s other filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date of this press release, and NextCure assumes no obligation to update any forward-looking statements, even if expectations change.

Selected Financial Information

Selected Statement of Operations Items:	Year Ended
	December 31,
(in thousands, except share and per share amounts)	2024	2023
Operating expenses:
Research and development	$41,488	$47,931
General and administrative	15,718	19,706
Restructuring and asset impairment	2,542	-
Loss from operations	(59,748)	(67,637)
Other income, net	4,094	4,914
Net loss	$(55,654)	$(62,723)
Net loss per common share - basic and diluted	$(1.99)	$(2.25)
Weighted-average shares outstanding - basic and diluted	27,964,639	27,836,584

Selected Balance Sheet Items:
	December 31,	December 31,
(in thousands)	2024	2023
Cash, cash equivalents, and marketable securities	$68,621	$108,299
Total assets	$80,860	$128,038
Accounts payable and accrued liabilities	$9,574	$6,883
Total stockholders' equity	$65,472	$114,421

Investor Inquiries

Timothy Mayer, Ph.D.

NextCure, Inc.

Chief Operating Officer

(240) 762-6486

IR@nextcure.com